Thomas Merk
December 16, 2016

December 16, 2016

Thomas Merk
Delivered in person

Dear Thomas:

I am pleased to extend an offer for you to join Coherent, Inc. as our Executive Vice President and General Manager, Industrial Lasers and Systems, reporting to John Ambroseo, President and Chief Executive Officer at our Santa Clara location. Your primary place of employment will be at the Gilching location. The compensation associated with this position is outlined below and is a reiteration of the compensation detail that is found within your Managing Director Agreement.

Base Salary
You will receive a monthly base salary of €29,166.66 (€350,000 annualized), paid pursuant to our standard payroll practices in Germany.

Variable Compensation Plan (VCP)
You will be eligible to participate in Coherent’s VCP at a target level of 65% percent of your base salary, paid semiannually and subject to the terms of the plan. The plan document that governs our VCP will be provided to you for your reference. Participation will be prorated based on your actual start date.

Equity Compensation
We will recommend to the H.R. and Compensation Committee of the Board of Directors that you be considered for a grant of 3,441 shares of Coherent restricted stock units (RSUs) with vesting over a three-year period at a rate of 33.3% on each of the subsequent anniversaries of the grant (subject to continued employment) and 3,441 shares of Coherent performance-restricted stock units (PRSUs), which are subject to achievement of established performance targets and have a vesting measurement date in November 2019 (subject to continued employment through this vesting date). These grants will be subject to the terms of our plan and applicable agreements. It is our practice that executives are reviewed and eligible to receive additional equity grants on an annual basis.

Stock Purchase Plan
Our plan gives employees the opportunity to purchase Coherent stock at 85% of its fair market value, paying for the stock through a payroll deduction. You can have up to a maximum of 10% of your annual base salary directed toward the purchase of stock under the terms of the program (which is subject to reduction to comply with applicable governing limits). Please note that this provision is subject to being on payroll of an eligible entity and are subject to the terms and restrictions of the employee stock purchase plan.

Confidentiality and Non-Disclosure
There are several forms for you to read and sign on the RedCarpet Onboarding website, which covers Coherent’s Confidentiality and Non-Disclosure requirements. This offer is subject to you signing these forms, including those covering Coherent’s ownership of all proprietary information related to your employment and duties while you are an employee. Additionally, by accepting this offer, you confirm that you are not bound by any other lawful agreement with any prior or current employer, person or entity that would prevent you from fully performing your duties in the offered position with Coherent.

Please note that additional terms of your employment are detailed in the attached Managing Director Agreement. As noted above, your base salary and bonus details contained within the Managing Director Agreement have also been reiterated in this employment letter for your convenience.

Thomas, we are very pleased to have you join Coherent, which will build on the strengths of our combined companies. We believe you will be a valuable addition to our executive staff and I want to welcome you as part of the team.

Please sign and return one copy of this letter to me to confirm your acceptance. In the meantime, if you have any questions regarding your future employment, please feel free to contact me directly at 408-764-4433.

Best Regards,

Mark Rakic
Sr. Vice President, Human Resources

________________________________ Thomas Merk	__________________________ Date __________________________ Start Date